Exhibit 99.2

Popular Announces Capital Actions

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--January 24, 2017--Popular, Inc. (NASDAQ: BPOP) or (the “Company”) announced today that its Board of Directors has approved the following capital actions:

  increase in the Company’s quarterly common stock dividend from $0.15 per share to $0.25 per share; and
  common stock repurchases of up to $75 million.

"As a result of the consistent progress we have made in recent years and of the strength of our capital position, we are pleased to announce these capital actions, which provide us with the ability to increase our dividend and engage in common share repurchases,” said Chairman and Chief Executive Officer Richard Carrion. “We remain focused on executing our strategic initiatives in order to deliver enhanced shareholder returns.”

The Company’s Board of Directors has approved a quarterly cash dividend of $0.25 per share for the second quarter of 2017 on its outstanding common stock. The dividend will be payable on April 3, 2017 to shareholders of record at the close of business on March 17, 2017. Future quarterly dividends will be subject to the Board of Directors' approval at the customary times those dividends are declared.

Common stock repurchases will be made under a repurchase plan that has been authorized by the Company’s Board of Directors. Common stock repurchases may be executed in the open market or in privately negotiated transactions. The timing and exact amount of the share repurchases will be subject to various factors, including the Company’s capital position, financial performance and market conditions.

These actions follow the non-objection from the Board of Governors of the Federal Reserve System.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. Popular provides retail, mortgage and commercial banking services through its principal banking subsidiary, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey and Florida under the name of Popular Community Bank.

This information contained in this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only management’s beliefs regarding future events and current expectations, many of which, by their nature, are inherently uncertain and outside of the control of the Corporation. It is possible that the Corporation's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated or implied in these forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2015, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and our other filings with the Securities and Exchange Commission for a discussion of some of the risks and important factors that could affect the Corporation’s future results and financial condition. Those filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.SEC.gov). The Corporation does not undertake to update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of such statements.

CONTACT:
Popular, Inc.
Investor Relations:
Brett Scheiner, 212-417-6721
Investor Relations Officer
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)